Ford Best-Selling Automaker in Q4; Becomes No. 2 for Electric Vehicle Sales for 2021; F-Series Best-Selling Truck for 45thYear In Row and Best-Selling Vehicle for 40th straight year; SUV Share Expands

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DECEMBER 2021 SALES

	Total Vehicle	Truck	SUV	Electrified
Total U.S. Sales	**173,740**	**91,699**	**77,377**	**12,284**
Total Sales vs. Dec. 2020	-17.1%	-15.5%	-11.1%	121.1%
Retail Sales vs. Dec. 2020	-19.9%	-17.7%	-14.1%	137.8%

HIGHLIGHTS

- **Ford brand posts best-ever sales for full electric vehicles, second only to Tesla for 2021.** Mustang Mach-E sales total 27,140 in 2021. Ford heads into the new year with strong electric vehicle momentum as customer deliveries for both the F-150 Lightning and E-Transit will begin, further growing Ford's electric vehicle share.
- **Ford electrified vehicles grew 36 percent faster than the segment overall in 2021, while achieving new sales records for the month of December and all of 2021.** Ford sold a total of 12,284 electrified vehicles in December, up 121 percent from last year and growing at more than 4 times the rate of the overall segment for the month.
- **Ford was the best-selling automaker in the fourth quarter.** Ford sold 508,451 vehicles in the fourth quarter – a 26.8 percent increase over the third quarter, compared to an overall industry decline of approximately 3 percent. Ford begins 2022 with 247,000 vehicles in stock – up 22,000 from November and the best stock position in the industry.
- **For the month, Ford took in 70,000 new vehicle retail orders –** up 58,000 vehicles from a year ago. Thirty-three percent of Ford retail sales were the fulfillment of customer orders for the month.
- **Ford share of the retail SUV segment stood at an estimated 12 percent in Q4 – up 3 percentage points over last year.** Ford's strategy to focus on SUVs and trucks is reaping benefits. Ford brand SUV sales were up 7.3 percent in December over November and were up 12.3 percent in 2021 over the previous year.
- **Ford's newest vehicles are hitting the mark with customers. Combined sales of Mustang Mach E, Bronco, Bronco Sport and Maverick totaled 23,825 vehicles in December, representing 14.2 percent of the overall Ford brand portfolio.** All are turning in under 20 days on dealer lots.
- **F- Series achieves best-selling truck for the 45th straight year and best-selling vehicle in America for the 40th year in a row. With 726,004 trucks sold, F-Series outsold its second-place competitor by 156,616.** December F-Series sales totaled 62,496 trucks, up 3.4 percent over November.

"Ford finished the year strong, as the only U.S. automaker hitting the half million sales mark in the fourth quarter, making Ford America's best-selling automaker. On the strong success of Mustang Mach-E, Ford jumped into second place in U.S. electric vehicle sales behind just Tesla. Last year was a foundational year for Ford in the electrified vehicle segment and this year we continue to expand, adding the F-150 Lightning and E-Transit to our electric vehicle lineup. Looking to the new year, Ford had just over 70,000 new vehicle orders in December, which will provide continued momentum into 2022."

– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

With 162,979 vans sold, Ford marks its 43rd straight year as America's best-selling commercial van lineup. Led by Transit with sales of 99,745 vans, Transit has been America's best-selling van since it was first introduced in 2015. E-Transit sales begin this year. Ford expects industry sales of full-size all-electric trucks and vans in the commercial and government segments to be over 300K by 2030.



Ford Trucks

Ford's all-new Maverick sales totaled 6,030 in December – up 134 percent from November, while turning on dealer lots in just 4 days. The Maverick Hybrid sold 2,159. Combined Ford pickups totaled 75,518 in December, with 225,974 sold in the fourth quarter, outselling all of GM's pickups combined.



Ford SUVs

Ford SUVs finish the year strong with Q4 share up 3 percentage points – sales up 41.4 percent over Q3. Ford Bronco is catching its stride with sales of 9,168 – up 10.6 percent over November. Overall, Bronco sales, including Bronco Sport, totaled 15,446 SUVs for December. Both SUVs are turning quickly on dealer lots at just 7 days and 17 days, respectively. In-transit inventory of Bronco and Bronco Sport is up 14.4 and 124 percent, respectively.



Ford Performance

Mustang Mach-E sales totaled 27,140 vehicles in 2021, making it the nation's second best-selling full electric SUV behind Tesla's Model Y. Combined Mustang Mach-E and Mustang sales totaled 79,554 vehicles in 2021 – up 30.2 percent. Mustang Mach-E finished the year as one of the hottest new products at Ford and continues to quickly turn on dealer lots.



Lincoln SUVs

Lincoln's new Nautilus expanded its retail sales for the year by 11 percent over 2020. Lincoln's best-selling SUV, the Corsair, moved higher in December with sales up 28.4 percent over November, while Navigator was up 26.3 percent.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 184,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.